EXHIBIT 99.1

IDENTIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

American International Group, Inc. — Subsidiary Information

AIG DECO Fund II, LP

American Home Assurance Company

Lexington Insurance Company

National Union Fire Insurance Company of Pittsburgh, Pa.